EXHIBIT 2.4

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------------------X
IN RE                                               :
                                                    :    CHAPTER 11 CASE NO.
ACTERNA CORPORATION, ET AL.,                        :    03-12837 (BRL)
                     -- ---                         :
                                                    :
                                     DEBTORS.       :    (JOINTLY ADMINISTERED)
                                                    :
----------------------------------------------------X

                     ORDER CONFIRMING DEBTORS' JOINT PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
             ------------------------------------------------------





















WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Attorneys for Debtors
   and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
---------------------------------------------------X
IN RE                                              :
                                                   :     CHAPTER 11 CASE NO.
ACTERNA CORPORATION, ET AL.,                       :     03-12837 (BRL)
                     -- ---                        :
                                                   :
                                      DEBTORS.     :     (JOINTLY ADMINISTERED)
                                                   :
---------------------------------------------------X

                     ORDER CONFIRMING DEBTORS' JOINT PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
             ------------------------------------------------------

           The Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated August 26, 2003, as modified pursuant to the Debtors' Modification, dated September 24, 2003 (the "Modification" and collectively, the "Plan"), (1) having been filed with the Bankruptcy Court by Acterna Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"); and the Bankruptcy Court having entered, after due notice and a hearing, an order dated August 26, 2003 (the "Disclosure Statement Order"), pursuant to sections 105, 502, 1125, 1126 and 1128 of title 11 of the United States Code (the "Bankruptcy Code") and Rules 2002, 3003, 3017, 3018 and 3020 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") (i) approving the Debtors' Disclosure Statement, dated August 26, 2003, as modified by amended order dated August 28, 2003 (the "Disclosure Statement"), (ii) establishing the record holder date, (iii) approving solicitation procedures, forms of ballots, and manner of notice, and
(iv) fixing date, time and place for hearing to consider confirmation of the Plan (the "Confirmation Hearing") and deadline for filing objections thereto

---------------------
(1) All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

(the "Deadlines"); and the Affidavit of Mailing, sworn to September 4, 2003, and the Supplemental Affidavit of Mailing, sworn to September 4, 2003, evidencing the timely service of the Plan, the Disclosure Statement and related solicitation materials and notice of non-voting status having been filed with the Bankruptcy Court; and the Declaration of Publication of Judith King, sworn to on September 3, 2003 and the Certification of Publication of Bridgette Trykoski, sworn to on August 29, 2003, evidencing the publication of notice of the Confirmation Hearing and the Deadlines on August 29, 2003 in The Wall Street Journal (national edition) and the International Herald Tribune (all said affidavits and certifications, collectively, the "Confirmation Notice Affidavits") having been filed with the Bankruptcy Court; and the Debtors having filed the Plan Supplement on September 17, 2003; and the Debtors having filed a Memorandum of Law, dated September 23, 2003 (the "Memorandum of Law"); and the Affidavits of John S. Dubel, Chief Restructuring Officer of Acterna Corporation (the "Dubel Affidavit") and Marc D. Puntus, Principal of Miller Buckfire Lewis Ying & Co., LLC (the "Puntus Affidavit"), all sworn to on September 23, 2003 in support of confirmation of the Plan (collectively, the "Confirmation Affidavits"); and sufficient and proper notice of the Confirmation Hearing having been given to all holders of Claims against, and Equity Interests in, the Debtors and to other parties in interest, all in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order, and it appearing that no other or further notice need be given; and the Confirmation Hearing having been held by this Bankruptcy Court on September __, 2003; and the appearances of all interested parties having been noted in the record of the Confirmation Hearing; and the Affidavit of Cassandra Murray of Bankruptcy

Services LLC Regarding the Methodology for the Tabulation of and Results of Voting With Respect to the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, sworn to on September 23, 2003 (the "Vote Affidavit"), having been filed with the Bankruptcy Court; and upon the Disclosure Statement, the Plan, the Confirmation Notice Affidavits, the Memorandum of Law, the Confirmation Affidavits, the Vote Affidavit, the record of, and the evidence adduced at, the Confirmation Hearing and all proceedings had before this Bankruptcy Court, and all the other pleadings filed in support of the Plan and in response to the objections to confirmation of the Plan; and this Bankruptcy Court having considered all objections to confirmation of the Plan and such objections, to the extent not withdrawn or consensually resolved, having been overruled on the record of the Confirmation Hearing or pursuant to this Confirmation Order; and upon the record of the Confirmation Hearing and upon all of the proceedings heretofore had before this Bankruptcy Court and after due deliberation and sufficient cause appearing, therefore,

                    FINDINGS OF FACT AND CONCLUSIONS OF LAW
                    ---------------------------------------

                     IT IS HEREBY FOUND AND DETERMINED THAT: (2)

           1. Exclusive Jurisdiction; Venue; Core Proceeding (28 U.S.C. ss.ss. 157(b)(2), 1334(a)). This Bankruptcy Court has jurisdiction over these Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code. Venue is proper pursuant to sections 1408 and 1409 of title 28 of the United States Code. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(L), and this Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

------------------------
(2) Pursuant to Bankruptcy Rule 7052 as made applicable to these proceedings by Bankruptcy Rule 9014, findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.

           2. Judicial Notice. This Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court and/or its duly-appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and evidence and argument made, proffered, or adduced at the hearings held before this Bankruptcy Court during the pendency of the Chapter 11 Cases, including, but not limited to, the hearing to consider the adequacy of the Disclosure Statement.

           3. Burden of Proof. The Debtors have the burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of evidence and they have met that burden as further found and determined herein.

           4. Transmittal and Mailing of Materials; Notice. The Disclosure Statement and related solicitation materials, the Plan, and notice of the Confirmation Hearing, which were transmitted and served as set forth in the Confirmation Notice Affidavits, have been transmitted and served in compliance with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order, and such transmittal and service was sufficient, and no other or further notice is or shall be required.

           5. Voting. Votes to accept and reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order, and industry practice.

           6. The Plan Modification (11 U.S.C. ss. 1127). The Debtors have modified the Plan as described in the Modification. The Modification does not adversely affect the treatment of any Claims against or Equity Interests in the

Debtors under the Plan, other than the Claims held by the Senior Lenders, which entities have consented to the Modification. Accordingly, pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Equity Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan. The Plan as modified by the Modification shall constitute the Plan.

           7. Plan Compliance with Bankruptcy Code (11 U.S.C. ss. 1129(a)(l)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(l) of the Bankruptcy Code.

           8. Proper Classification (11 U.S.C. ss.ss. 1122, 1123(a)(1)). In addition to Administrative Expense Claims and Priority Tax Claims which need not be designated, the Plan designates nine (9) Classes of Claims and Equity Interests. Each Claim or Equity Interest set forth in Subclasses for Class A (Priority Non-Tax Claims), Class B (Other Secured Claims), Class C (Senior Lender Claims), Class D (General Unsecured Claims), Class E (Convertible Notes Claims), Class F (Subordinated Notes Claims), Class G (Intercompany Claims), Class H (Securities Litigation Claims) and Class I (Equity Interests) shall be deemed to be separately classified in a Subclass of such Class and shall have all rights associated with separate classification under the Bankruptcy Code. The Claims and Equity Interests placed in each Class and Subclass are substantially similar to other Claims and Equity Interests, as the case may be, in each such Class and Subclass, as the case may be. Valid business, factual, and legal reasons exist for separately classifying the various Classes and Subclasses of Claims and Equity Interests created under the Plan, and such Classes and Subclasses do not unfairly discriminate between or among holders of Claims and Equity Interests. The Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

           9. Specified Unimpaired Classes (11 U.S.C. ss. 1123(a)(2)). Article III of the Plan specifies that Class A (Priority Non-Tax Claims), Class B (Other Secured Claims) and Class G (Intercompany Claims) are unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

           10. Specified Treatment of Impaired Classes (11 U.S.C. ss. 1123(a)(3)). Article III of the Plan designates Class C (Senior Lender Claims), Class D (General Unsecured Claims), Class E (Convertible Notes Claims), Class F (Subordinated Notes Claims), Class H (Securities Litigation Claims) and Class I (Equity Interests) as impaired and Article IV specifies the treatment of Claims and Equity Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

           11. No Discrimination (11 U.S.C. ss. 1123(a)(4)). The Plan provides for the same treatment by the Debtors for each Claim or Equity Interest in each respective Class, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.


           12. Implementation of Plan (11 U.S.C. ss. 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the Plan's implementation, including the Restructuring Transactions, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

           13. Non-Voting Equity Securities (11 U.S.C. ss. 1123(a)(6)). Section
5.9 of the Plan provides that the Reorganized Debtors By-laws and Reorganized Debtors Certificate of Incorporation shall prohibit the issuance of nonvoting equity securities. Thus, the requirements of section 1123(a)(6) of the Bankruptcy Code are satisfied.

           14. Designation of Directors and Officers (11 U.S.C. ss. 1123(a)(7)). Sections 5.6, 5.7 and 5.8 of the Plan contain provisions with respect to the manner of appointment, or continuance, of such directors and officers of the Reorganized Debtors that are consistent with the interests of creditors, equity security holders and public policy in accordance with section 1123(a)(7) of the Bankruptcy Code.

           15. Additional Plan Provisions (11 U.S.C. ss. 1123(b)(6)). The Plan's provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code.

           16. Bankruptcy Rule 3016(a). The Plan is dated and identifies the entities submitting it as proponents, thereby satisfying Bankruptcy Rule 3016(a).

           17. Debtors' Compliance with Bankruptcy Code (11 U.S.C. ss. 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.
Specifically:

               (a) The Debtors are proper debtors under section 109(d) of the Bankruptcy Code.

               (b) The Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court.

               (c) The Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order in transmitting the Disclosure Statement, the Plan and related documents and notices in soliciting and tabulating votes on the Plan.

           18. Plan Proposed in Good Faith (11 U.S.C. ss. 1129(a)(3)). The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The Debtors' good faith is evident from the facts and records of these Chapter 11 Cases, the Disclosure Statement and the hearing thereon, and the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtors' estates and to effectuate a successful reorganization of the Debtors.


           19. Payments for Services or Costs and Expenses (11 U.S.C. ss. 1129(a)(4)). Any payment made or to be made by any of the Debtors for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

           20. Directors, Officers and Insiders (11 U.S.C. ss. 1129(a)(5)). The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed at this time to serve as initial directors or officers of Reorganized Acterna (or Newco, if the Restructuring Transactions are implemented) and each of the persons proposed at this time to serve on the Reorganized Subsidiaries after confirmation of the Plan and the procedure for the appointment of the remaining directors or officers have been fully disclosed at the Confirmation Hearing and in the Disclosure Statement, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against, and Equity Interests in, the Debtors and with public policy. The identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of such insider's compensation have also been fully disclosed.

           21. No Rate Changes (11 U.S.C. ss. 1129(a)(6)). After confirmation of the Plan, the Reorganized Debtors' businesses will not involve rates established or approved by, or otherwise subject to, any governmental regulatory commission. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in these Chapter 11 Cases.

           22. Best Interests of Creditors (11 U.S.C. ss. 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis provided in the Debtors' Liquidation Analysis, annexed as Exhibit "E" to the Disclosure Statement, and other evidence proffered or adduced at the Confirmation Hearing (a) are persuasive and credible, (b) have not been controverted by other evidence, and (c) establish that each holder of an impaired Claim or Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

           23. Acceptance by Certain Classes (11 U.S.C. ss. 1129(a)(8)). Class A (Priority Non-Tax Claims), Class B (Other Secured Claims) and Class G (Intercompany Claims) are Classes of unimpaired Claims that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Each Subclass of Class C (Senior Lender Claims), Class D (General Unsecured Claims), Class E (Convertible Notes Claims) and Class F (Subordinated Notes Claims) have voted to accept the Plan in accordance with section 1126(c) of the

Bankruptcy Code. Class H (Securities Litigation Claims) and Class I (Equity Interests) are not entitled to receive or retain any property under the Plan and, therefore, are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the deemed rejecting Classes identified above, the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to such Classes.

           24. Treatment of Administrative, Priority Tax and Priority Non-Tax Claims (11 U.S.C. ss. 1129(a)(9)). The treatment of Administrative Expense Claims and Priority Non-Tax Claims pursuant to Sections 2.1 and 4.1 of the Plan satisfies the requirements of sections 1129(a)(9)(A) and (B) of the Bankruptcy Code, and the treatment of Priority Tax Claims pursuant to Section 2.4 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.


           25. Acceptance by Impaired Classes (11 U.S.C. ss. 1129(a)(10)). Class C (Senior Lender Claims), Class D (General Unsecured Claims) and Class F (Subordinated Notes Claims) are all impaired Classes and have voted to accept the Plan, without including any acceptance of the Plan by any insider. As such, at least one Class of Claims against the Debtors that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

           26. Feasibility (11 U.S.C. ss. 1129(a)(11)). The evidence proffered or adduced at the Confirmation Hearing (a) is persuasive and credible, (b) has not been controverted by other evidence, and (c) establishes that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors, thus satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

           27. Payment of Fees (11 U.S.C. ss. 1129(a)(12)). All fees payable under section 1930 of chapter 123 of title 28 of the United States Code, as determined by this Bankruptcy Court, have been paid or will be paid pursuant to
Section 12.1 of the Plan, thus satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

           28. Continuation of Retiree Benefits (11 U.S.C. ss. 1129(a)(13)).
Section 12.2 of the Plan provides that, on and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which each Debtor has obligated itself to provide such benefits. Thus, the requirements of section 1129(a)(13) of the Bankruptcy Code are satisfied.

           29. Fair and Equitable; No Unfair Discrimination (11 U.S.C. ss. 1129(b)). Class H (Securities Litigation Claims) and Class I (Equity Interests) are deemed to reject the Plan (collectively, the "Rejecting Classes"). Based upon the Confirmation Notice Affidavits and the evidence proffered, adduced, or presented by the Debtors at the Confirmation Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Classes, as required by section 1129(b)(1) and (2) of the Bankruptcy Code. Specifically, pursuant to section 1129(b)(2) of the Bankruptcy Code, any holder of a Claim or Equity Interest that is junior to the Rejecting Classes will not receive or retain under the Plan on account of such junior Claim or Equity Interest any property. Thus, the Plan may be confirmed notwithstanding the Debtors' failure to satisfy section 1129(a)(8) of the Bankruptcy Code. Upon confirmation and the occurrence of the Effective Date, the Plan shall be binding upon the members of the Rejecting Classes.

           30. Principal Purpose of the Plan (11 U.S.C. ss. 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933.

           31. Good Faith Solicitation (11 U.S.C. ss. 1125(e)). Based on the record before this Bankruptcy Court in these Chapter 11 Cases, the Debtors and their members, directors, present or former officers, employees, shareholders, members, agents, advisors, accountants, investment bankers, consultants, attorneys, and other representatives have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in
Section 10.6 of the Plan.

           32. Assumption and Rejection of Executory Contracts and Unexpired Leases. Article VIII of the Plan governing the assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code.

           33. Releases, Exculpations and Injunctions. Based upon the overwhelming support for the Plan, and the facts and circumstances of these cases, the release, exculpation and injunction provisions contained in the Plan are fair and equitable, are an essential component of the agreement among the parties in interest, and are in the best interests of the Debtors and their chapter 11 estates, and such provisions shall be effective and binding upon all persons and entities.

           34. Satisfaction of Confirmation Requirements. The Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.


           35. Retention of Jurisdiction. This Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

                                    DECREES
                                    -------

        NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

           36. Confirmation. The Plan is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan Supplement are incorporated by reference into and are an integral part of the Plan.

           37. Objections. All objections that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Plan included therein, are overruled on the merits.

           38. Plan Classification Controlling. The classifications of Claims and Equity Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Debtors' creditors in connection with voting on the Plan (a) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes, and (c) shall not be binding on the Debtors or the Reorganized Debtors.

           39. Binding Effect. The Plan and its provisions shall be binding upon the Debtors, the Reorganized Debtors, Newco (if the Restructuring Transactions are implemented), any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against, or Equity Interest in, the Debtors, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

           40. Vesting of Assets (11 U.S.C. ss. 1141(b), (c)). Pursuant to
Section 10.1 of the Plan, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors' bankruptcy estates shall vest in the Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided in the Plan or in this Confirmation Order. The Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided in the Plan.

           41. Assumption or Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. ss. 1123(b)(2)). Pursuant to Section 8.1 of the Plan as of the Effective Date, all executory contracts and unexpired leases listed on Schedule
8.1 to the Plan, as provided for in the Plan Supplement, to which any Debtors are parties are hereby assumed. A non-Debtor party to an executory contract or unexpired lease that is being rejected under the Plan may request that the Debtors assume such contract or lease by sending written notice to the Debtors, which notice shall include a waiver of any defaults (including any payment defaults) and any right to any cure payment under such contract or lease. The Debtors may assume such contract or lease without further action of this Bankruptcy Court. Pursuant to Section 8.3 of the Plan, unless otherwise rejected, all Benefit Plans, all directors and officers liability and other insurance and all workers' compensation programs are treated as executory contracts under the Plan and shall, on the Effective Date and subject to the consent of the Administrative Agent, be deemed assumed by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

           42. Cure of Defaults. Pursuant to Section 8.2 of the Plan, in the event this Bankruptcy Court determines that the cure amount, listed on Schedule
8.1 to the Plan, is greater than the cure amount listed by the Debtors, the Debtors may reject the contract rather than paying such greater amount. All defaults or other obligations of the Debtors under the contracts listed on
Schedule 8.1 to the Plan arising or accruing prior to the Petition Date are deemed cured by the Debtors and the cure amounts with respect to each contract listed on Schedule 8.1 to the Plan are, unless otherwise determined by this Bankruptcy Court pursuant to a Final Order or agreed to by the parties, those amounts set forth on Schedule 8.1 to the Plan.

           43. Bar Date for Rejection Claims. On or before the date that is three (3) business days after the Effective Date, the Debtors shall serve by first class mail on all of the parties whose executory contracts or unexpired leases will be rejected pursuant to the Plan, notice of such rejection. Pursuant to Section 8.4 of the Plan and the Order Pursuant to Bankruptcy Rule 3003(c)(3) Establishing Final Date for Filing Proofs of Claim Against the Debtors, dated June 23, 2003, in the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before the date that is thirty (30) days after the later of the Effective Date or the date of such rejection.

           44. General Authorizations. Each Debtor or Reorganized Debtor is hereby authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan. As of the Effective Date, each Debtor and Reorganized Debtor and their respective directors, officers, members, agents, and attorneys, are authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code, section 303 of the Delaware General Corporation Law and other applicable state laws to grant, issue, execute, deliver, file, or record any agreement, document, or security, including, without limitation, the documents contained in the Plan Supplement, as modified, amended, and supplemented, in substantially the form included therein, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, and any release, amendment, or restatement of any by-laws, certificates of incorporation, or other organization documents of the Debtors, whether or not specifically referred to in the Plan or the Plan Supplement, without further order of this Bankruptcy Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

           45. Corporate Action. Pursuant to Section 12.11 of the Plan, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of the Debtors or Reorganized Debtors, including, without limitation, (a) the authorization to form Newco and to issue or cause to be issued the Newco Common Stock, (b) the authorization and effectiveness of the New Management Incentive Plan, the New Warrant Agreement, a stockholders' agreement, the New Secured Loan Documents, and the Restructured German Term Debt Documents, (c) the authorization to issue the New Warrants, (d) the effectiveness of the Reorganized Debtors Certificates of Incorporation and Reorganized Debtors By-laws, and (e) the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors pursuant to the Plan, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors and Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretaries of State of the states in which they are incorporated, to the extent required by the applicable general corporation law of such states.

           46. Authorization of New Securities. Pursuant to Section 5.2 of the Plan, Reorganized Acterna (or Newco, if the Restructuring Transactions are implemented) is authorized to grant and issue (i) New Common Stock, (ii) the New Warrants (if any), and (iii) any equity interests specified in the New Management Incentive Plan without further act or action under applicable law, regulation, order or rule.

           47. Securities Laws Exemption. Pursuant to section 1145(a) of the Bankruptcy Code, the offering, issuance, and distribution by Reorganized Acterna (or Newco, if the Restructuring Transactions are implemented) of the (i) New Common Stock, (ii) New Warrants, and (iii) all other securities issued under the Plan are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and any state or local law requiring registration for the offer, issuance, distribution, or sale of a security. The
(i) New Common Stock,(ii) New Warrants, and (iii) all other securities issued under the Plan are deemed to have been issued in a public offering under the Securities Act and are freely tradable by the recipients thereof without registration under the Securities Act pursuant to the exemption provided by
Section 4(1) of the Securities Act, unless any such recipient is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code, and subject to the New Warrant Agreement and/or the Securityholders Agreement, and compliance with any applicable rules and regulations of the U.S. Securities and Exchange Commission. The offering, issuance, and distribution by Reorganized Acterna (or Newco, if the Restructuring Transactions are implemented) of the Employee Equity pursuant to the New Management Incentive Plan are exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering, and equivalent exemptions under state securities laws.

           48. Termination of the DIP Agreement. Pursuant to Section 5.1 of the Plan, on the Effective Date all obligations of the Debtors under the DIP Agreement shall be satisfied in full in accordance with the terms of the DIP Agreement. Without limiting the foregoing, any letters of credit issued pursuant to the DIP Agreement that have not expired shall be cash collateralized at 105% of the face amount of such letters of credit, all in accordance with the provisions of the DIP Agreement. Upon satisfaction in full of all obligations under the DIP Agreement in accordance with the terms thereof, all liens and security interests granted to secure such obligations shall be deemed terminated and shall be of no further force and effect.

           49. Letters of Credit. Pursuant to Section 12.8 of the Plan, Reorganized Acterna LLC and Newco, if the Restructuring Transactions are implemented, will cause each letter of credit listed on Exhibit C to the Plan that is not expired, terminated, replaced, or fully drawn on or before the Effective Date, to be replaced or cash collateralized at 105% of the face amount of each letter of credit, and terminated on the Effective Date.

           50. Registration Rights Agreement, New Warrant Agreement and Securityholders Agreement. Pursuant to Section 5.4 of the Plan, the holders of any shares of Reorganized Acterna (or Newco, if the Restructuring Transactions are implemented), including shares issued upon the exercise of the New Warrants, if any, and the securities or Employee Equity issued under the New Management Incentive Plan, shall be deemed to be parties to the Registration Rights Agreement. The holders of any New Warrants issued upon the issuance of the New Warrants, shall be deemed to be parties to the New Warrant Agreement. All shares of New Common Stock, including shares issued under the New Management Incentive Plan and pursuant to the exercise of the New Warrants, shall be issued subject to, and all holders thereof shall be deemed to be parties to, the Securityholders Agreement.

           51. Restructuring Transactions. Pursuant to Section 5.12 of the Plan, on or as of the Effective Date, the distributions provided for under the Plan shall be effectuated pursuant to the following transactions described in Article V to the Plan (the "Restructuring Transactions"), all of which shall occur in seriatim, and the documentation for which shall be satisfactory to the Debtors and the Administrative Agent:

               (a) Newco shall be formed (but no shares of capital stock shall be issued prior to the issuances set forth below);

               (b) Acterna LLC shall transfer certain assets to be identified by the Acterna LLC and the Administrative Agent (the "Designated Assets") to Acterna Business Trust in partial satisfaction of a certain intercompany note between Acterna LLC and Acterna Business Trust (the "Intercompany Note") in an amount equal to the fair market value of the Designated Assets;

               (c) Acterna Business Trust shall enter into, or cause to be entered into, an arrangement with Acterna LLC granting to Acterna LLC the right to use the Designated Assets on arm's length terms and conditions;

               (d) Acterna Business Trust shall distribute the balance of the Intercompany Note to Acterna LLC;

               (e) Acterna LLC shall distribute its ownership interests in Acterna Business Trust to Acterna Corporation;

               (f) On the Effective Date, Acterna Corporation shall transfer, or cause to be transferred, to Newco all of its ownership interests in Acterna LLC (the "LLC Interests"), which represents 100% of the ownership of Acterna LLC, and all of the other assets of Acterna Corporation other than (i) its ownership interests in Acterna Business Trust and (ii) possibly a portion of its preferred stock interest in CMSI Holdings Corp. or its interest in other assets related to the Designated Assets. The LLC Interests and other assets transferred to Newco pursuant to the preceding sentence shall be subject to, and Newco shall assume sole and exclusive responsibility for (a) all claims, liabilities and obligations of Acterna Corporation and Acterna Business Trust incurred after the Petition Date (including, without limitation, any claims liabilities and obligations incurred pursuant to the Plan) to the extent not paid on or prior to the Effective Date, and (b) any tax liabilities of Acterna Corporation and Acterna Business Trust for periods (or portions thereof) ending on or before the Effective Date to the extent payable after the Effective Date (whether or not relating to the transferred assets), including, without limitation, any taxes incurred in connection with the transfer of the assets to Newco. Immediately after the Effective Date, the net asset value of Reorganized Acterna will be approximately $5 million;

               (g) In consideration for, and in connection with, the transfer of the LLC Interests:

                    (i) Newco shall transfer to Acterna all of the Newco Common Stock, New Secured Term Notes, New Warrants, and the Contingent Payment Rights; and

                    (ii) In accordance with Article IV of the Plan, Acterna
                         shall distribute (A) to the holders of Senior Lender Claims, all of the New Common Stock, the New Secured Term Notes, and the Contingent Payment Rights, and (B) to the holders of Allowed Subordinated Notes Claims, all of the New Warrants.

           52. Other Transactions. Pursuant to Section 5.13 of the Plan, except as otherwise set forth in the Plan, prior to or as of the Effective Date, the Debtors may cause any or all of the Debtors to engage in any other transactions deemed necessary or appropriate (including, without limitation, merging, dissolving or transferring assets between or among Debtors); provided, however, that, if the Restructuring Transactions are implemented, Reorganized Acterna shall not be liquidated, as determined for federal income tax purposes, for at least five (5) years after the Effective Date.

           53. Plan Supplement. The documents contained in the Plan Supplement and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Reorganized Debtors, is authorized and approved, including, but not limited to the New Management Incentive Plan, the Registration Rights Agreement, the New Warrant Agreement, a stockholders' agreement, the New Secured Loan Documents, and the Restructured German Term Debt Documents. Without need for further order or authorization of this Bankruptcy Court and with the consent of the Administrative Agent, the Debtors and Reorganized Debtors are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that do not materially modify the terms of such documents and are consistent with the Plan. The Debtors are authorized to implement the New Management Incentive Plan without the necessity of shareholder approval required under any applicable law, including, without limitation, Sections 162(m) and 422(b)(1) of the Internal Revenue Code.

           54. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto.

           55. Exemption from Transfer Taxes. Pursuant to Section 12.12 of the Plan and section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall, to the extent provided by section 1146(c) of the Bankruptcy Code, not be subject to any taxes relating to the issuance, transfer, exchange of a security or delivery of an instrument of transfer under the Plan. All sale transactions (i) specifically provided for by this Plan, including the sale of the Designated Assets, or (ii) consummated by the Debtors and approved by this Bankruptcy Court on and after the Petition Date, including, without limitation, the sales, if any, by the Debtors of owned property or assets pursuant to section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall, to the extent provided by section 1146(c) of the Bankruptcy Code, not be subject to any taxes relating to the issuance, transfer, exchange of a security or delivery of an instrument of transfer under the Plan.

           56. Date of Distributions. Pursuant to Section 6.2 of the Plan, except as provided for in Section 6.7 of the Plan or unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan to the holders of Allowed Claims shall be made on the Effective Date or as soon thereafter as is practicable. Distributions to holders of Class C Claims shall be made on the Effective Date or as otherwise provided in Section 4.3 of the Plan. Distributions will be made quarterly unless the administrative costs of making the distributions would be excessive in comparison to the amount to be distributed. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

           57. Distributions with Respect to Holders of Class D Claims. Pursuant to Section 6.7 of the Plan:

          (a) The holder of a Class D Claim that is or becomes an allowed General Unsecured Claim, no later than ten (10) days prior to the Class D Initial Distribution Date shall receive a distribution in respect of such allowed General Unsecured Claim on the Class D Initial Distribution Date.

          (b) On the Class D Initial Distribution Date and each Subsequent Class D Distribution Date, the Disbursing Agent shall reserve from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims, an amount equal to 100% of the cash distributions to which holders of disputed General Unsecured Claims would be entitled under the Plan (including the portion of the cash distribution that relates to Disputed Claims), as of such dates as if such Disputed General Unsecured Claims were allowed claims in their Disputed Claim amounts.

          (c) The Cash that relates to Disputed Class D claims shall be held by the Disbursing Agent. Amounts so held shall then be distributed to holders of Disputed General Unsecured Claims pursuant to this Section as Disputed General Unsecured Claims are resolved. All amounts so held shall be held in a segregated, non-interest bearing account in the name of the Disbursing Agent.

           58. Delivery of Distributions. Pursuant to Section 6.6 of the Plan and subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim except the holders of a Senior Lender Claim, an Allowed Convertible Notes Claim, or an Allowed Subordinated Notes Claim, shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents, unless the Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. All distributions to be made on the Effective Date (or as soon as thereafter may be practicable) to any holder of a Senior Lender Claim shall be made to the Administrative Agent. All distributions to any holder of an Allowed Subordinated Notes Claim shall be made to the Indenture Trustee. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the date of distribution. After such date, all unclaimed property or interest in property shall revert to the applicable Debtor, and the claim of any other holder to such property or interest in property shall be discharged and forever barred; provided, however, that any unclaimed property distributable to holders of claims in Class D shall be redistributed ratably to holders of Allowed Claims in Class D unless the administrative costs of making such distributions would be excessive in comparison to the amount to be distributed.


           59. Compensation and Reimbursement Claims. Pursuant to Section 2.2 of the Plan, all professionals seeking an award by this Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date by the date that is sixty (60) days after the Effective Date and, subject to the provisions of
Section 2.3 of the Plan, (b) shall be paid in full in such amounts as are allowed by this Bankruptcy Court (i) upon the later of (A) the Effective Date, and (B) the date upon which the order relating to any such final fee applications becomes a Final Order. The Debtors are authorized to pay compensation for services rendered and reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval.

           60. Post-Effective Date Fees and Expenses. Pursuant to Section 12.13 of the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Reorganized Debtors, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

           61. Payment of Interim Amounts. Pursuant to Section 2.3 of the Plan, subject to any unpaid professional fee holdbacks and subject to the terms of the DIP Order, on the Effective Date, the Debtors or Reorganized Debtors shall pay amounts owing to estate professionals for all outstanding amounts payable relating to prior fee periods through and including the Effective Date. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, the professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to the Debtors and the United States Trustee. Within sixty (60) days after the Effective Date, a professional receiving payment for the estimated period shall submit a final fee application for allowance of compensation for services rendered and reimbursement of expenses incurred, as provided for in Section 2.2 of the Plan. Should the estimated payment received by any professional exceed the actual fees and expenses for such period, this excess amount will be credited against the amount of fees heldback for such professional or, if and to the extent the holdback amount is insufficient, disgorged by such professional.

           62. Indenture Trustee Fees. Pursuant to Section 12.7 of the Plan, the Debtors shall pay the reasonable post-Petition fees and expenses of the Indenture Trustee through the Effective Date, including the reasonable fees and expenses of its professionals, up to $45,000 in the aggregate. Any disputes regarding the payment of fees and expenses under this section shall be submitted to this Bankruptcy Court for resolution. Upon payment of the fees and expenses of the Indenture Trustee, the Indenture Trustees will be deemed to have released all of its lien and priority rights for its fees and expenses under the Subordinated Notes Indenture.

           63. Discharge of Claims and Termination of Equity Interests. Pursuant to Section 10.2 of the Plan, except as otherwise provided in the Plan or in this Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made under the Plan shall discharge all existing debts and Claims, and terminate all Equity Interests, of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest.

           64. Discharge of Debtors. Pursuant to Section 10.3 of the Plan, except as otherwise provided under the Plan or in this Confirmation Order, upon the Effective Date and in consideration of the distributions to be made under the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting against the Reorganized Debtors, their successors, their assets or properties, any such discharged Claim against or terminated Equity Interest in the Debtors.

           65. Release of Releasees. Pursuant to Section 5.11 of the Plan, as of the Effective Date, the Debtors shall release all of the Releasees and be permanently enjoined from any and all Causes of Action held by, assertable on behalf of or derivative from the Debtors, in any way relating to the Debtors, the Chapter 11 Cases, the Plan, negotiations regarding or concerning the Plan and the ownership, management and operation of the Debtors; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer or employee to the Debtor or any reimbursement obligation of any former director, officer or employee with respect to a loan or advance made by the Debtor to such former director, officer or employee and is not a waiver of or release for any attorneys retained in connection with the Chapter 11 Cases from claims by their respective clients. Nothing in Section 5.11 of the Plan shall effect a release in favor of any person other than the Debtors with respect to Causes of Action based on willful misconduct, gross negligence, intentional fraud, breach of fiduciary duty that results in a personal profit at the expense of the Estate, and/or the knowing misuse of confidential information. Nothing in Section 5.11 of the Plan shall effect a release of any claim of the United States Government or any of its agencies or any state and local authority whatever, including without limitation any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the

United States or any state and local authority against the Releasees, nor shall anything in the Confirmation Order or the Plan enjoin the United States or any state or local authority from bringing any claim, suit, action or other proceedings against the Releasees for any liability whatever, including without limitation any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority. Nothing in Section 5.11 of the Plan shall limit the liability of the Debtors' or the Creditors' Committee's professionals to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

           66. Injunction. Pursuant to Section 10.5 of the Plan, upon the entry of this Confirmation Order and except as otherwise provided in the Plan or in this Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. Except as otherwise expressly provided in the Plan, this Confirmation Order or a separate order of this Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in any Debtor, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against any Debtor or against the property or interests in property of any Debtor on account of any such Claim or Equity Interest, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Debtor or against the property or interests in property of any Debtor on account of any such Claim or Equity Interest, and (e) commencing or continuing in any manner any action or other proceeding of any kind with respect to any claims and Causes of Action which are extinguished, dismissed or released pursuant to the Plan. Such injunction shall extend to successors of any Debtor.

           67. Exculpation. Pursuant to Section 10.6 of the Plan, neither the Debtors, the Disbursing Agent, the Creditors' Committee, all present and former holders of the Senior Lender Claims (or their respective Affiliates or known loan participants), all present and former DIP Lenders (or their respective Affiliates or known loan participants), the Administrative Agent, the DIP Agent, all other agents and letter of credit issuing banks under the Bank Credit Agreement and the DIP Agreement (or their respective Affiliates), CD&R (or their respective Affiliates), nor any of their respective members, present or former officers, directors, employees, agents or professionals shall have or incur any liability to any holder of any Claim or Equity Interest, and such holder shall be permanently enjoined, for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, negotiations regarding or concerning the Plan, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or property to be distributed under the Plan, except for willful misconduct or gross negligence, intentional fraud, and/or breach of fiduciary duty that results in a personal profit at the expense of the Estate. Nothing in Section 10.6 of the Plan shall limit the liability of the Debtors' or the Creditors' Committee's professionals to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility. Nothing in Section 10.6 of the Plan shall limit the liability of the members of the Creditors' Committee for the knowing misuse of confidential information or ultra vires acts.

           68. Claims Preserved. Pursuant to Section 10.7 of the Plan, except as otherwise provided in the Plan or in a Final Order entered in these Chapter 11 Cases, the Reorganized Debtors shall retain any and all avoidance claims accruing to the Debtors under sections 502(d), 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code and prosecute such claims at the discretion of the Reorganized Debtors.

           69. Injunction Regarding Worthless Stock Deduction. Pursuant to
Section 10.8 of the Plan, on and after the Confirmation Date, any "fifty percent shareholder" within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests held by such entity for any taxable year of such shareholder ending prior to the Effective Date.

           70. Term of Injunctions and Automatic Stay. Pursuant to Section 10.4 of the Plan, unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

           71. Cancellation of Existing Securities and Agreements. Pursuant to
Section 5.5 of the Plan, on the Effective Date, all of the Debtors' obligations under the agreements and other documents evidencing the Claims or rights of any holder of a Claim against, or Equity Interest in, the Debtors, including options or warrants to purchase Equity Interests, obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled, except that Equity Interests in the Reorganized Subsidiaries held by Acterna Corporation or Acterna LLC and their subsidiaries shall be transferred to Newco (or Reorganized Acterna or Reorganized Acterna LLC, as applicable, if the Restructuring Transactions are not implemented).

           72. Notice of Entry of Confirmation Order. On or before the date that is ten (10) days after the occurrence of the Effective Date, the Debtors shall serve by hand delivery, first class mail, or reputable overnight delivery service, a notice of the entry of this Confirmation Order, in substantially the form annexed hereto as Exhibit "A" (the "Confirmation Notice"), to each of the following at their respective addresses last known to the Debtors: (i) the Office of the United States Trustee for the Southern District of New York, (ii) attorneys for the Creditors' Committee, (iii) attorneys for the Senior Lenders,
(iv) the Indenture Trustee, (v) all parties entitled to notice pursuant to this Bankruptcy Court's order dated May 6, 2003 establishing certain notice procedures in these cases, (vi) the Securities and Exchange Commission, (vii) the Internal Revenue Service, (viii) state and local taxing authorities having jurisdiction over the Debtors, (ix) all parties having filed an objection to the Plan, and (x) all other known record holders of Claims against, and Equity Interests in, the Debtors. Such service shall constitute good and sufficient notice pursuant to Bankruptcy Rule 2002(f)(7) and 2002(i)-(l) of the confirmation of the Plan and the entry of this Confirmation Order. The Debtors shall also cause the Confirmation Notice to be published as promptly as practicable after the Effective Date once in each of The Wall Street Journal (national edition) and the International Herald Tribune.

           73. Binding Effect. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan, and the Plan Supplement shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

           74. Severability. Each term and provision of the Plan, as it may have been altered or interpreted by this Bankruptcy Court, is valid and enforceable pursuant to its terms.

           75. Conflicts Between Confirmation Order and Plan. To the extent of any inconsistency between the provisions of the Plan and this Confirmation Order, the terms and conditions contained in this Confirmation Order shall govern. The provisions of this Confirmation Order are integrated with each other and are nonseverable and mutually dependent unless expressly stated by further order of this Bankruptcy Court.

           76. Efficacy of this Confirmation Order. Notwithstanding the provisions of Bankruptcy Rule 3020(e), this Confirmation Order shall be effective and enforceable immediately upon entry. Dated: New York, New York September 25, 2003

                                            /s/ Burton R. Lifland
                                            ------------------------------------
                                            HONORABLE BURTON R. LIFLAND
                                            UNITED STATES BANKRUPTCY JUDGE

                                    EXHIBIT A

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------------------X
IN RE                                               :
                                                    :    CHAPTER 11 CASE NO.
ACTERNA CORPORATION, ET AL.,                        :    03-12837 (BRL)
                     -- ---                         :
                                                    :
                                      DEBTORS.      :    (JOINTLY ADMINISTERED)
                                                    :
----------------------------------------------------X

           NOTICE OF ENTRY OF ORDER CONFIRMING DEBTORS' JOINT PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
             ------------------------------------------------------


       TO ALL CREDITORS, EQUITY INTEREST HOLDERS AND PARTIES IN INTEREST:

           PLEASE TAKE NOTICE that an order (the "Confirmation Order") confirming the Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated August 26, 2003 (the "Plan"), of Acterna Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), was approved by the Honorable Burton
R. Lifland, United States Bankruptcy Judge, and entered by the Clerk of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") on September [__], 2003. Unless otherwise defined in this notice, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan and the Confirmation Order. A list of the Debtors is attached hereto as Exhibit A.

           PLEASE TAKE FURTHER NOTICE that the Confirmation Order is available for inspection in the office of the Clerk of the Bankruptcy Court at the United States Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Confirmation Order is also available on the Bankruptcy Services, LLC website: www.bsillc.com.

           PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Reorganized Debtors, any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Equity Interest in the Debtors as of September [__], 2003, the Court-approved Record Date, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

           PLEASE TAKE FURTHER NOTICE that on or before the sixtieth (60th) day after the Effective Date, all applications for final allowances of compensation and reimbursement of expenses pursuant to sections 327, 328, 330, 503(b) and 1103 of title 11 of the United States Code for professional services rendered up to the Confirmation Date (each a "Final Fee Application") must be filed with the Bankruptcy Court, together with proof of service thereof, and served on (i) Weil, Gotshal & Manges LLP, Attorneys for Debtors and Debtors in Possession, 767

Fifth Avenue, New York, New York 10153, Attention: Paul M. Basta, Esq.; (ii) Acterna Corporation, 12410 Milestone Center Drive, Germantown, Maryland 20876-7100, Attention: Richard H. Goshorn, Esq., Corporate Vice President, General Counsel and Secretary; (iii) the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004,
Attention: Hollie T. Elkins, Esq.; (iv) Blank Rome LLP, Attorneys for the Creditors' Committee, 405 Lexington Avenue, New York, New York 10174, Attention:
Andrew B. Eckstein, Esq.; and (v) Simpson Thatcher & Bartlett LLP, Attorneys for the Senior Lenders, 425 Lexington Avenue, New York, New York 10017, Attention:
Peter V. Pantaleo, Esq.

                     PLEASE TAKE FURTHER NOTICE that objections, if any, to any Final Fee Application shall be filed with the Court, together with proof of service thereof, and served upon the applicant and the parties identified above, so as to be received not later than 5:00 p.m. Eastern Time on the date that is five business days prior to the hearing on the Final Fee Applications.

Dated:      September [__], 2003
            New York, New York
                                                WEIL, GOTSHAL & MANGES LLP
                                                767 Fifth Avenue
                                                New York, New York 10153
                                                (212) 310-8000
                                                ATTORNEYS FOR THE DEBTORS
                                                AND DEBTORS IN POSSESSION

                                   EXHIBIT A
                                   ---------

----------------------------------------------  --------------------------------
             DEBTORS                                        CASE NO.
             -------                                        --------
----------------------------------------------  --------------------------------
Acterna Business Trust                                      03-12842 (BRL)
----------------------------------------------  --------------------------------
Acterna Corporation                                         03-12837 (BRL)
----------------------------------------------  --------------------------------
Acterna LLC                                                 03-12838 (BRL)
----------------------------------------------  --------------------------------
Acterna WG International Holdings LLC                       03-12836 (BRL)
----------------------------------------------  --------------------------------
da Vinci Systems, Inc.                                      03-12839 (BRL)
----------------------------------------------  --------------------------------
Itronix Corporation                                         03-12840 (BRL)
----------------------------------------------  --------------------------------
TTC Federal Systems, Inc.                                   03-12843 (BRL)
----------------------------------------------  --------------------------------
TTC International Holdings                                  03-12841 (BRL)
----------------------------------------------  --------------------------------